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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


1. Elk Premium Building Products, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation, (b) Elk Corporation of Alabama, a Delaware corporation, (c) Elk Corporation of Texas, a Nevada corporation, (d) Elk Corporation of Arkansas, an Arkansas corporation, and (e) Elk Performance Nonwoven Fabrics, Inc., a Delaware corporation.

2. Elk Technology Group, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Chromium Corporation, a Delaware corporation, (b) Elk Technologies, Inc., a Delaware corporation, (c) OEL, LTD, d/b/a Ortloff Engineers, LTD, a Nevada corporation, and (d) Cybershield, Inc., a Delaware corporation, which owns all of the outstanding stock of (1) Cybershield International, Inc., a Delaware corporation, (2) Cybershield of Texas, Inc., a Delaware corporation, and (3) Cybershield of Georgia, Inc., a Georgia corporation.

3.       Elk Group, Inc., a Nevada corporation.

4.       NELPA, Inc., a Nevada corporation.

5.       Elk Group, L.P., a Texas limited partnership.

6.       Ortloff de Venezuela, S.A., a Republic of Venezuela corporation.